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                                                                     EXHIBIT 4.1

                        RIGHT OF FIRST REFUSAL AGREEMENT

      This Right of First Refusal Agreement (this "Agreement"), dated as of May 21, 2004, is between Antigenics Inc. , a Delaware corporation (the "Company"), and Brad M. Kelley (the "Purchaser").

                                    RECITALS

      WHEREAS, on September 24, 2003, the Purchaser purchased shares of the Company's Series A Convertible Preferred Stock (the "Preferred Stock");

      WHEREAS, the Company and the Purchaser desire to establish in this Agreement certain conditions of the relationship with the Company of the Purchaser and their Affiliates and Associates; and

      WHEREAS, the Company and the Purchaser desire to limit the applicability of this Agreement to the Preferred Stock and the securities issued upon conversion of the Preferred Stock, including any securities issued in exchange therefore, in substitution thereof, or with respect thereto (the "Conversion Shares").

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1.    DEFINITIONS.

      As used in this Agreement, the following terms shall have the meanings set forth below:

      "Action" means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

      "Affiliate" shall have the meaning given it in Rule 12b-2 under the Exchange Act.

      "Agreement" shall have the meaning set forth in the preamble.

      "Associate" shall have the meaning given it in Rule 12b-2 under the Exchange Act.

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      "Beneficial Owner" shall have the meaning given it in Rule 13(d)(3) under the Exchange Act; and "Beneficially Own" and "Beneficial Ownership" shall apply to securities held by a Beneficial Owner of such securities.

      "Change of Control" shall mean (1) the acquisition by a Third Party of more than 50% of the Company's then outstanding Voting Securities, excluding however, the acquisition by an underwriter or group of underwriters pursuant to an Underwriting Agreement (or similar agreement) in a registered public offering to the public; (2) the consummation of a merger, acquisition, consolidation or reorganization or series of such related transactions involving the Company, unless both (x) immediately after such transaction or transactions, the Beneficial Owners of the Company immediately prior to such transaction shall Beneficially Own at least 50% of the outstanding Voting Securities of the Company (or, if the Company shall not be the surviving company in such merger, consolidation or reorganization, the Voting Securities of the surviving corporation issued in such transaction in respect of Voting Securities of the Company shall represent at least 50% of the Voting Securities of such surviving company), and (y) the Company is not subject to an agreement that provides that individuals who are directors of the Company immediately prior to such transaction (or individuals designated by the Company at or before the closing of such transaction) shall constitute less than a majority of the directors of the Company (or such surviving company, as the case may be) after the closing of such transaction; (3) a change or changes in the membership of the Company's Board of Directors which represents a change of a majority or more of such membership during any twelve month period (unless such change or changes in membership are caused by the actions of the then-existing Board of Directors);
(4) an Insolvency Proceeding (as defined below); or (5) the consummation of a sale of all or substantially all of the Company's assets unless, immediately after such transaction, the Beneficial Owners of the Company immediately prior to such transaction shall Beneficially Own at least 50% of the Voting Securities of the acquiring company.

      "Company's Notice" shall have the meaning set forth in Section 3.1.

      "Conversion Shares" shall have the meaning set forth in the preamble.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Group" shall mean two or more persons acting as a partnership, limited partnership, limited liability company, syndicate or other group for the purposes of acquiring, holding, or disposing of securities or material assets of an issuer.

      "Insolvency Proceeding" shall mean (1) an assignment by the Company for the benefit of creditors, (2) the filing by the Company of a petition to have the Company adjudged insolvent, bankrupt or which seeks a reorganization or liquidation under any law relating to bankruptcy, insolvency or receivership,
(3) an appointment of a receiver or trustee for all or substantially all of the assets of the Company, unless appointed without the Company's consent, and such appointment has not been vacated or stayed after 60 days or (4) a public admission in writing of the Company's inability to pay its debts as they come due.

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      "Majority In Interest" means the Purchaser (and his transferees pursuant to Section 3.1.6(d) and Section 3.1.6(g)) holding more than 50% of the Voting Power of the shares of Preferred Stock and the Conversion Shares that remain subject to the restrictions in this Agreement, taken together.

      "Offer Price" shall have the meaning set forth in Section 3.1.

      "Offered Shares" shall have the meaning set forth in Section 3.1.

      "Person" shall mean an individual, corporation, partnership, association, trust, unincorporated organization or other entity.

      "Purchaser's Notice" shall have the meaning set forth in Section 3.1.

      "Preferred Stock" shall have the meaning set forth in the preamble.

      "Purchaser" shall have the meaning set forth in the preamble.

      "Reduced Transfer Price" shall have the meaning set forth in Section 3.1.

      "Reduced Transfer Price Notice" shall have the meaning set forth in
Section 3.1.

      "Restricted Securities" shall have the meaning set forth in Section 3.4.1.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "SEC" means the Securities and Exchange Commission.

      "Third Party" shall mean any Person (other than the Purchaser and his Affiliates and Associates) or Group (other than any Group that includes the Purchaser or his Affiliates or Associates).

      "Total Voting Power" at any date, with respect to any Person, shall mean the total combined Voting Power of all the Voting Securities of such Person then outstanding and entitled to vote.

      "Transfer" shall have the meaning set forth in Section 3.1.

      "Voting Power" with respect to any Voting Securities of any Person on any date shall mean the voting power in the general election of directors of the relevant Person to which such Voting Securities would be entitled on such date.

      "Voting Securities" of any Person shall mean any securities entitled to vote generally in the election of directors of such Person, or any direct or indirect rights or options or warrants to acquire any such securities or any securities (including, without limitation, the Preferred Stock) convertible or exercisable into or exchangeable for such securities, whether or not such securities are so convertible, exercisable or exchangeable at the time of determination.

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      2.    TERM AND SUSPENSION OF RESTRICTIONS.

            2.1. Term. The term (the "Term") of this Agreement shall commence on the date hereof and shall continue until the earlier to occur of the following:

                  (a)   a Change of Control of the Company or

                  (b) the date on which the Voting Power of the Voting Securities of the Company Beneficially Owned by the Purchaser and all Affiliates and Associates of the Purchaser represents less than five percent (5%) of the Total Voting Power of the Company, assuming, for purposes of this calculation, conversion of all outstanding Preferred Stock or

                  (c) the date which is the four (4) year anniversary of the date of the purchase of the Preferred Stock.

            2.2.  Suspension of Restrictions. The limitations provided in
      Section 3 shall immediately be suspended upon the occurrence of any of the following events:

                  (a) on the 10th business day (as such term is defined in Rule 14d-1 under the Exchange Act) following the commencement by any Third Party of a tender or exchange offer seeking to acquire Beneficial Ownership of 50% or more of the outstanding shares of Voting Securities of the Company, but only if the Company has, on or prior to such date, publicly recommended that such offer be accepted;

                  (b) the execution of a definitive agreement which, if consummated, would result in a Change of Control of the Company;

                  (c) the 15th day following the filing of a preliminary proxy statement by any Third Party with respect to the commencement of a bona fide proxy or consent solicitation subject to Section 14 of the Exchange Act to elect or remove a majority of the directors of the Company that is not publicly opposed by the Company's Board of Directors and which, if successful, would result in a change in the composition of a majority of the Board of Directors of the Company; or

                  (d) the adoption by the Board of Directors of a plan of liquidation or dissolution.

            The Company shall provide the Purchaser with prompt written notice of the occurrence of any of the events set forth in this Section
            2.2. Upon any (i) withdrawal or lapsing of any such tender or exchange offer referred to in Section 2.2(a) in which such Third Party does not acquire more than 50% of the outstanding Voting Securities of the Company, (ii) the termination of the agreement referred in Section 2.2(b) without consummation thereof, (iii) the withdrawal or termination or failure of the solicitation referred to in Section 2.2(c) or (iv) the termination of the plan of liquidation referenced in Section 2.2(d), as

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            the case may be, the limitations provided in Section 3 (except to the extent then suspended as a result of any other event specified in this Section 2.2) shall again be applicable for so long as and only to the extent provided in this Agreement.

            2.3. Applicability. The restrictions in Section 3 of this Agreement apply only to the Conversion Shares and do not apply to any of Purchaser's other holdings of Common Stock of the Company.

            2.4. Ownership of Company Voting Securities. On the date hereof, the Purchaser represents that, to the best of his knowledge, neither the Purchaser nor any of his Affiliates or Associates Beneficially Owns any Voting Securities of the Company, except as set forth on Schedule 2.4.

      3.    TRANSFER RESTRICTIONS.

            3.1.  Right of First Refusal.

                  3.1.1 If the Purchaser desires to, directly or indirectly, sell, assign, grant, loan, gift, put, call, make any short sale of, pledge or hypothecate, or grant other similar rights with respect to or otherwise transfer or dispose of (each a "Transfer") any Conversion Shares other than pursuant to an Exempted Transfer, he shall provide written notice (a "Purchaser's Notice") to the Company
            (a) stating that he desires to make such Transfer, and (b) setting forth the number of Conversion Shares proposed to be transferred (the "Offered Shares"), the cash price per share that he proposes to be paid for such Offered Shares (the "Offer Price"), and the other material terms and conditions of such Transfer. A Purchaser's Notice shall constitute an irrevocable offer by the Purchaser to sell to the Company the Offered Shares at the Offer Price in cash.

                  3.1.2 Within ten days after receipt of a Purchaser's Notice from the Purchaser, the Company may elect to purchase all (but not less than all) of the Offered Shares at the Offer Price in cash by delivery of a notice ("Company's Notice") to the Purchaser stating the Company's irrevocable acceptance of the Offer.

                  3.1.3 If the Company fails to elect to purchase all of the
            Offered Shares within the time period specified in Section 3.1.2, the Purchaser may, within a period of 90 days following the expiration of the time period specified in Section 3.1.2, Transfer all or any Offered Shares for cash; provided, that if the purchase price per share to be paid by any purchaser of the Offered Shares is less than 95% of the Offer Price (the "Reduced Transfer Price"), the Purchaser shall promptly provide written notice (the "Reduced Transfer Price Notice") to the Company of such intended Transfer (including the material terms and conditions thereof) and the Company shall have the right, exercisable by delivery of a written election notice to the Purchaser within ten days of receipt of such notice, to purchase such Offered Shares at the Reduced Transfer Price.

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                  3.1.4 If the Company fails to elect to purchase the Offered
            Shares at the Offer Price (or, if applicable, the Reduced Transfer Price) within the relevant time period specified in Section 3.1.2 (or, if applicable, Section 3.1.3) and the Purchaser shall not have transferred or entered into an agreement to transfer the Offered Shares prior to the expiration of the 90 day period specified in
            Section 3.1.3, the right of the first refusal under this Section 3.1 shall again apply in connection with any subsequent Transfer of such Offered Shares.

                  3.1.5 Any purchase of Offered Shares by the Company pursuant to this Section 3.1 shall be on a mutually determined closing date that shall be not less than 30 days nor more than 60 days after the last Purchaser's Notice or Reduced Transfer Price Notice is given with respect to such purchase. The closing shall be held at 10:00 A.M., local time, at the principal executive office of the Company, or at such other time or place as the parties mutually agree. On the closing date, the Purchaser shall deliver (a) certificates representing the Offered Shares being sold, free and clear of any lien and (b) such other documents, including evidence of ownership and authority, as the Company may reasonably request. The purchase price shall be paid by wire transfer of immediately available funds no later than 2:00 P.M. on the closing date.

                  3.1.6 An "Exempted Transfer" means

                  (a)   A Transfer to the Company;

                  (b) A Transfer pursuant to a merger, consolidation or other business combination involving the Company that has been approved by the Board of Directors of the Company;

                  (c) A Transfer to any Person or Group, if such Transfer is approved by the Board of Directors of the Company in writing in advance;

                  (d) A Transfer to an Affiliate of such Purchaser, provided that such Affiliate (i) agrees to be bound by the terms and conditions of this Agreement applicable to the Purchaser in a written instrument acceptable to the Company (it being understood that any transferee of Conversion Shares pursuant to this clause (d) or clause (g) below shall not be permitted to transfer such Conversion Shares pursuant to the terms of this clause (d) other than to the Purchaser or an Affiliate of the Purchaser) and (ii) agrees to transfer promptly to the Purchaser any Conversion Shares so Transferred to such Affiliate if the Affiliate ceases to be an Affiliate of the Purchaser;

                  (e) A sale pursuant to a firm commitment, underwritten public offering of securities registered under the Securities Act;

                  (f) An open market sale to the public pursuant to Rule 144 under the Securities Act that complies with the manner of sale provisions under paragraph (f) of Rule 144; or

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                  (g)   A private Transfer exempt from the registration
            requirements under the Securities Act; provided, however, that (i) such transferee shall agree to be bound by the terms and conditions of this Agreement applicable to the Purchaser in a written instrument acceptable to the Company and (ii) such Transfer is not made to: (A) any Person or Group which has theretofore filed a
            Schedule 13D with the SEC with respect to any class of "equity security" (as defined in Rule 3a11-1 under the Exchange Act) of the Company and which, at the time of such sale, continues to reflect Beneficial Ownership in excess of five percent (5%) of the Total Voting Power of the Company; (B) any Person or Group which, after giving effect to the sale and to the knowledge of such Purchaser (after reasonable investigation), will Beneficially Own Voting Securities that reflect in excess of five percent (5%) of the Total Voting Power of the Company or to the knowledge of such Purchaser (after reasonable investigation) be accumulating stock on behalf of or acting in concert with any such Person or Group or a Person or Group contemplated by clause (A) above, or (C) any Person or Group that has announced or commenced an unsolicited offer for any Voting Securities of the Company or publicly initiated, proposed or otherwise solicited Company stockholders for the approval of one or more stockholder proposals with respect to the Company or publicly made, or in any way participated in, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) with respect to any Voting Securities of the Company.

            3.2. Procedures for Certain Transfers. Prior to any proposed transfer of any Conversion Shares pursuant to Section.3.1.6, the Purchaser shall provide written notice to the Company of the Purchaser's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and, an explanation of how the transfer complies with any restrictive legends on the certificates evidencing such Conversion Shares.

            3.3. Impermissible Transfers. Any Transfer in contravention of the provisions of Section 3.1 shall be null and void, and the Company shall have no obligation in any way to give effect to any such impermissible Transfer.

            3.4.  Legends.

                  3.4.1 Required Legends. The certificate or certificates
            representing (a) any Preferred Stock, (b) any Conversion Shares and
            (c) any securities issued in respect of the foregoing as a result of any stock split, stock dividend, recapitalization, or similar transaction (such securities identified in clauses (a), (b) and (c), collectively, the "Restricted Securities"), shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legends required pursuant to the Certificate of Designations of the Preferred Stock, any other agreement between the parties hereto or the laws of any applicable jurisdiction):

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                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO
                  CERTAIN OBLIGATIONS CONTAINED IN A RIGHT OF FIRST REFUSAL AGREEMENT DATED AS OF MAY 21, 2004, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER HEREOF.

                  3.4.2 Removal of Legends. Upon the expiration of the Term, or such earlier time as the restrictions imposed by this Agreement cease to apply to any Restricted Securities as result of a Transfer permitted by Section 3.1, which does not require the transferee to be bound by the terms hereof, the holder of such Restricted Securities shall be entitled to receive from the Company, without expense, a replacement certificate evidencing such Restricted Securities which does not bear the legend set forth above.

      4.    MISCELLANEOUS.

            4.1. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

                  (a) by hand (in which case, it will be effective upon delivery);

                  (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

                  (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the next weekday, not including any weekday on which banks in New York, New York are authorized or required to be closed, after being deposited with such courier service);

      in each case, to the address (or facsimile number) listed below:

                  If to the Company, to it at:

                  630 5th Avenue
                  Suite 2100

                  New York, NY  10111

                  Telephone number: (212) 994-8200
                  Facsimile number: (212) 332-4778
                  Attention:        Chief Executive Officer

                  If to the Purchaser, to him at:

                  P.O. Box 1355
                  Boca Grande, FL 33921
                  Telephone number: 941-964-0790

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                  Facsimile number: 941-964-0951
                  Attention:        Brad Kelley

                  With a copy to:

                  Greg A. Betterton, Esq.
                  981 Ridgewood Avenue, #101
                  Venice, FL 34285
                  Telephone number: 941-488-4422
                  Facsimile number: 941-483-4992

            Each of the parties to this Agreement may specify a different address or telecopy number by giving notice in accordance with this
            Section 4.1 to each of the other parties hereto.

            4.2. Succession and Assignment; No Third-Party Beneficiary. Subject to Section 4.2.1 and 4.2.2, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

                  4.2.1 The Purchaser may not assign, delegate or otherwise
            transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Company; provided, however, that this Section 4.2.1 shall not limit the Purchaser's ability to Transfer Voting Securities in accordance with Section 3.1 (provided that, notwithstanding any such Transfer, the Purchaser shall continue to be bound by its obligations under this Agreement). The terms and provisions of this Agreement shall not be binding upon any transferee of the Purchaser that purchases any securities subject to this Agreement without violation of any provision of this Agreement, except for an Affiliate of the Purchaser that acquires any such securities pursuant to Section 3.1.6(d) and any Person that acquires any such securities pursuant to Section 3.1.6(g).

                  4.2.2 The Company may not assign, delegate or otherwise
            transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of a Majority in Interest, except that the Company may assign all or part of this Agreement and its rights, interests and obligations hereunder to the successor or an assignee of substantially all of the Company's business without such prior written approval.

            4.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid and binding unless the same shall be in writing and signed, (a) in the case of an amendment, by the Company and a Majority in Interest, (b) in the case of a waiver that is to be effective against the Company, by the

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      Company or (c) in the case of a waiver that is to be effective against the
      Purchasers, by a Majority in Interest. No waiver by any party of any breach of any provision hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach of any such provision hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof.

            4.4. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

            4.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

            4.6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

            4.7. Headings. The headings contained in this Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

            4.8.  Construction.

                  4.8.1 The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each provision contained herein shall have independent significance. If any party has breached any provision contained herein in any respect, the fact that there exists another provision relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first provision.

                  4.8.2 Each reference in this Agreement to the Securities Act, the Exchange Act, provisions thereof and rules promulgated thereunder shall be construed as a reference to such act, provision or rule as such may be amended or modified from time to time; provided, however, that in the event that any provision of or rule promulgated under the Securities Act or the Exchange Act is replaced with a new provision or rule, the reference in this Agreement shall be deemed to be a reference to such successor provision or rule.

            4.9. Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

            4.10. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach, it shall not assert the defense that a remedy at law would be adequate.

            4.11. Confidentiality. The Purchaser agrees to maintain the confidentiality of any nonpublic information provided to it by the Company pursuant to Section 2.2 of this Agreement until such time such information is publicly disclosed.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

                                                Right of First Refusal Agreement


      IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

The Company:                     ANTIGENICS INC.

                                 By: /s/ Garo H. Armen
                                     ______________________________________
                                     Name:  Garo H. Armen
                                     Title: Chief Executive Officer

The Purchaser:                   BRAD M. KELLEY

                                 By: /s/ Brad M. Kelley
                                     ______________________________________

                                     Name: Brad M. Kelley